UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 3, 2014
CALIX, INC.
(Exact name of Registrant as specified in its charter)

Delaware	001-34674	68-0438710
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1035 N. McDowell Boulevard, Petaluma, California		94954
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (707) 766-3000
Not Applicable
(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Election of Director
On July 8, 2014, Calix, Inc. (the "Company") announced that the Board of Directors of the Company (the “Board”) had appointed cable industry veteran Christopher J. Bowick to the Board as a Class II member, effective July 3, 2014, replacing Michael Ashby who served on the Board until he retired as a member of the Board and as the Company’s CFO in February 2014. Mr. Bowick is not currently expected to be appointed to any committee of the Board.
There is no arrangement or understanding between Mr. Bowick and any other persons pursuant to which Mr. Bowick was selected as a director, and there are no related party transactions involving Mr. Bowick that are reportable under Item 404(a) of Regulation S-K.
For his services as a non-employee director, Mr. Bowick will be entitled to (i) an annual cash retainer of $40,000, prorated for the remaining portion of 2014, pursuant to the Company's Non-Employee Director Cash Compensation Policy, as amended and (ii) restricted stock units pursuant to the Company's Non-Employee Director Equity Compensation Policy, as amended.
The Company's Non-Employee Director Cash Compensation Policy provides that each member of the Board who is not employed by the Company or one of its affiliates shall be entitled to a base annual retainer equal to $40,000 plus additional amounts for service on committees and as chair of any committees. The foregoing description of the Non-Employee Director Cash Compensation Policy is qualified in its entirety by reference to the full text of the Non-Employee Director Cash Compensation Policy, which is filed as an exhibit to this Current Report on Form 8-K.
The Company's Non-Employee Director Equity Compensation Policy provides that non-employee directors, when initially elected to the Board, will be granted an initial grant of restricted stock units equal to the result of dividing $200,000 by the per share closing price of the Company's common stock on the date such director commences service as a director. Such initial grants vest as to one-third of the restricted stock units on each anniversary of the date of grant, such that 100% of the restricted stock units will be vested on the third anniversary of the date of grant. Each director who is a non-employee director immediately following each annual meeting of stockholders (provided that such director has served at least six months as a director prior to such date) will also receive an annual grant of restricted stock units as of the date of such annual meeting equal to the result of dividing $120,000 by the per share closing price of the Company's common stock on the date of such annual meeting. Such annual grants vest as to 100% of the restricted stock units on the day that immediately precedes the date of the following year's annual meeting of stockholders. The foregoing description of the Non-Employee Director Equity Compensation Policy is qualified in its entirety by reference to the full text of the Non-Employee Director Equity Compensation Policy, which is filed as an exhibit to this Current Report on Form 8-K.
In connection with Mr. Bowick's election to the Board, the Company and Mr. Bowick entered into the Company's standard indemnification agreement, the form of which was filed with the SEC as Exhibit 10.5 to Amendment No. 6 to the Company's Registration Statement on Form S-1 filed with the SEC on March 8, 2010, and which is described in the Company's definitive proxy statement on Schedule 14A for the Company's 2012 Annual Meeting of Stockholders, filed with the SEC on April 9, 2012.
The Company issued a press release on July 8, 2014 announcing the appointment of Mr. Bowick, a copy of which is filed as Exhibit 99.1 hereto and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description

10.1*	Non-Employee Director Cash Compensation Policy, as amended
10.2*	Non-Employee Director Equity Compensation Policy, as amended
99.1	Press Release dated July 8, 2014
* Indicates management contract or compensatory plan or arrangement.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	July 8, 2014	CALIX, INC.

		By:	/s/ William J. Atkins
William J. Atkins
Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description

10.1*	Non-Employee Director Cash Compensation Policy, as amended
10.2*	Non-Employee Director Equity Compensation Policy, as amended
99.1	Press Release dated July 8, 2014
* Indicates management contract or compensatory plan or arrangement.